Exhibit 99.1

CADENCE PHARMACEUTICALS ANNOUNCES PRICING OF PUBLIC

OFFERING OF COMMON STOCK

SAN DIEGO, CA – November 11, 2010 – Cadence Pharmaceuticals, Inc. (Nasdaq: CADX) today announced that it has priced an underwritten public offering of 11,500,000 shares of its common stock at a price to the public of $8.00 per share. The net proceeds from the sale of the shares, after estimated underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $86.2 million. The offering is expected to close on or about November 16, 2010, subject to customary closing conditions. Cadence has granted the underwriters for the offering an option for a period of 30 days to purchase up to an additional 1,725,000 shares of common stock to cover over-allotments, if any.

Deutsche Bank Securities Inc. is acting as sole book-running manager for the offering. Leerink Swann LLC is acting as co-lead manager, and JMP Securities, Wedbush PacGrow Life Sciences and Canaccord Genuity Inc. are acting as co-managers for the offering.

The securities described above are being offered by Cadence pursuant to shelf registration statements that have been previously filed with and become effective by rule or order of the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement relating to these securities, when available, may be obtained from Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, Floor 2, Jersey City, NJ 07311, Telephone number: (800) 503-4611, Email: prospectusrequest@list.db.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company committed to in-licensing, developing and commercializing proprietary product candidates to improve the lives of hospitalized patients.

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar

-more-

Cadence Pharmaceuticals Announces Pricing of Public Offering of Common Stock

expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Forward-looking statements include, but are not limited to, statements regarding the completion, timing and size of the offering, and the expected net proceeds therefrom. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties, including, without limitation, those inherent in the company’s business and finances in general, including the risks detailed in Cadence’s prior press releases as well as in Cadence’s periodic public filings with the Securities and Exchange Commission, including Cadence’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, and those related to market conditions and the satisfaction of customary closing conditions associated with the public offering. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.